Exhibit 99.1

Tasty Baking Company Reports Net Sales Growth of 8% in the Third Quarter 2005

    PHILADELPHIA--(BUSINESS WIRE)--Nov. 2, 2005--Tasty Baking Company (NasdaqNM:TSTY) today announced financial results for the third quarter ended September 24, 2005.


               FINANCIAL HIGHLIGHTS THIRD QUARTER 2005
               ---------------------------------------
$ in millions, except per share data
* Percentages and per share data may not calculate due to rounding

                                                2005    2004
                          2005   2004     %     Year-   Year-     %
                           Q3     Q3   Change*   to-     to-   Change*
                                                Date    Date
                         ------ ------ ------- ------- ------- -------
Gross Sales              $69.4  $62.7  10.6%   $204.9  $195.9  4.6%
   Volume                                 9.3%                    3.6%
Net Sales                $42.4  $39.3  7.9%    $127.3  $119.8  6.2%
   Route Net Sales                        4.5%                    4.5%
   Non-route Net Sales                   20.0%                   12.3%

Gross Margin %            29.5%  30.1% -0.6%    32.0%   30.6%  1.4%
                                       points                  points
Net Income per Share     $0.04  $0.03  34.3%    $0.21   $0.17  21.2%
----------------------------------------------------------------------


    RESULTS OF OPERATIONS - THIRD QUARTER

    Net sales for the third quarter 2005 were $42.4 million, compared to $39.3 million in the same period last year, an increase of 7.9%, driven by a 9.3% increase in total sales volume. Sales volume growth was positive for both the route and non-route businesses.
    In the third quarter 2005, route net sales were up 4.5% versus the third quarter a year ago. Route net sales grew primarily due to increased sales of Family Pack and new products, including Tasty Pastries and Tasty Mini's. Increased sales were partially offset by an increase in stale product returns and promotional spending. Route net sales and gross profit were particularly impacted in September by the higher than expected level of stale product returns, which we believe was attributed to a temporary change in consumer spending that resulted from the significant increase in fuel prices.
    Non-route net sales increased 20.0% in the third quarter 2005 versus the third quarter a year ago due to increased sales to existing direct customers, as well as incremental sales in new geographic areas through new third-party distributors. Increased distribution through new third-party distributors represented approximately one-third of the total non-route net sales growth generated in the third quarter 2005.
    Cost of sales, excluding depreciation, for the third quarter of 2005 increased by 11.6% versus the third quarter 2004. This increase in cost of sales was primarily driven by the 9.3% sales volume increase as well as energy and packaging cost increases in the third quarter 2005 versus the third quarter 2004.
    Gross margin in the third quarter 2005 was 29.5%, a decrease of
0.6 percentage points versus the comparable quarter a year ago. This decrease in gross margin was attributable to a higher level of stale product returns versus the prior comparable period and the increase in cost of sales at a higher rate than sales growth. These increases were partially offset by a reduction in depreciation expense.
    Selling, general and administrative (SG&A) expenses in the third quarter 2005 increased 5.4% compared to the third quarter 2004. The increase in SG&A expense was primarily due to an increase in freight expense due to higher fuel costs. This increase was partially offset by a decrease in retiree medical and pension expenses.
    Net income and diluted net income per share for the third quarter 2005 were $0.3 million and $0.04, respectively, compared to net income and diluted net income per share of $0.2 million and $0.03, respectively, in the same period of the prior year. Results for the third quarter 2005 were affected by a $0.1 million gain from the sale of two distribution routes.

    RESULTS OF OPERATIONS - YEAR TO DATE

    For the 39 weeks ended September 24, 2005, net sales were $127.3 million compared to $119.8 million in the same period 2004, an increase of 6.2%.
    Route net sales were up 4.5% year-to-date versus the same period last year, and non-route net sales were up 12.3% year-to-date versus the same period last year. Total sales volume was up 3.6% year-to-date versus the same period last year with positive sales volume growth in both the route and non-route businesses.
    The company's net income for the first 39 weeks of 2005 was $1.7 million, or $0.21 per fully diluted share, compared with net income of $1.4 million, or $0.17 per fully diluted share, in the same period last year. Results for 2005 and 2004 year-to-date were each affected by a $0.1 million gain from the sale of distribution routes.
    Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, "We continue to be pleased with the growth we are seeing in both our route and non-route businesses. Our sales team delivered strong growth during July and August and we planned for that momentum to continue through September, which historically has been one of our strongest sales months. We believe that rising gas prices, however, negatively impacted sales volumes in our route distribution area during September, as many retailers reported a decline in store traffic compared to a year ago. This unexpected decline in sales volume resulted in a significant amount of stale product returns in September. We estimate that these stale product returns negatively impacted the company's net income per share for the third quarter 2005 by approximately $0.04 per share. We expect the level of stale product returns to normalize during the fourth quarter 2005."
    Vincent A. Melchiorre, senior vice president and chief marketing officer, said, "Given rising energy and material costs, effective January 2006, the company will take a price increase across the Tastykake product line. We also plan to increase our discount to our Independent Sales Distributors for the first time. This increase will help our Independent Sales Distributors manage their increased costs as they work to grow their businesses."
    Mr. Pizzi concluded, "Over the past 12 months, we have made great progress against our Strategic Transformation Plan. We have grown sales in existing and new markets, introduced marketing programs, successfully launched new products, rebuilt our sales and technology infrastructures, addressed the challenges inherent in our pension plan, and renegotiated our debt. With the team and technology in place, we believe that Tasty Baking Company is well-equipped to drive productivity and balanced growth into 2006 and beyond."

    ADDITIONAL INFORMATION

    The company also noted that, effective January 2006 in conjunction with the implementation of Medicare Part D, the company will no longer provide medical benefits for most of its post-65 retirees.

    CONFERENCE CALL INFORMATION

    Tasty Baking Company management will host a conference call Wednesday morning, November 2, 2005, at 11:00 a.m. EST to discuss the company's financial results. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company's web site, http://www.tastykake.com. On the company's homepage, click on "Corporate Info" and then "Investor Relations." A replay will be available shortly after the call and will remain available for 90 days on the company website. To access a telephone replay, please call 1-888-203-1112 and enter the confirmation code of 3381604 followed by the pound ("#") key. The telephone replay will be available from 1:00 p.m. on November 2, 2005, until Wednesday, November 9, 2005, at 11:59 p.m. EST.

    ABOUT TASTY BAKING COMPANY

    Tasty Baking Company (NasdaqNM:TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company website or by calling 1-800-33-TASTY.

    "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

    Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price and availability of raw materials and energy, and general economic and business conditions including interest rate fluctuations. Other risks and uncertainties that may materially affect the company are provided in the company's annual reports to shareholders and the company's periodic reports filed with the Securities and Exchange Commission from time to time, including reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors.



                   TASTY BAKING COMPANY AND SUBSIDIARIES
                CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
                                (Unaudited)
                     (000's, except per share amounts)

                        13 Weeks Ended             39 Weeks Ended
                    ------------------------  ------------------------
                    9/24/2005   9/25/2004(a)  9/24/2005   9/25/2004(a)
                    ----------  ------------  ----------  ------------

Gross sales         $  69,371   $    62,724   $ 204,897   $   195,921
Less discounts and
 allowances           (26,947)      (23,414)    (77,588)      (76,077)
                    ----------  ------------  ----------  ------------
Net sales              42,424        39,310     127,309       119,844

Cost of
 sales                 28,475        25,512      81,625        77,590
Depreciation            1,444         1,975       4,906         5,531
Selling, general
 and
 administrative        12,014        11,396      38,195        34,419
Interest expense          334           301         981           930
Gain on sale of
 routes (b)               (93)            -         (93)          (75)
Other income, net        (221)         (224)       (701)         (708)
                    ----------  ------------  ----------  ------------

Income before
 provision for
 income taxes             471           350       2,396         2,157

Provision for
 income
 taxes                    160           133         720           803
                    ----------  ------------  ----------  ------------


Net income          $     311   $       217   $   1,676   $     1,354
                    ==========  ============  ==========  ============


Average number of
 shares
  outstanding:
    Basic               8,053         8,080       8,058         8,089
    Diluted             8,156         8,081       8,161         8,098
Per share of
 common
 stock:

Net income:
    Basic and
     Diluted        $    0.04   $      0.03   $    0.21   $      0.17
                    ==========  ============  ==========  ============

Cash Dividend       $    0.05   $      0.05   $    0.15          0.15
                    ==========  ============  ==========  ============


(a) Amounts have been reclassified for comparative purposes.

(b) During the third quarter of 2005, the company realized a $93 revenue gain from the sale of two distribution routes.
    During the second quarter of 2004, the company realized a $75 revenue gain from the sale of one distribution route.




                TASTY BAKING COMPANY AND SUBSIDIARIES
               CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
                             (Unaudited)
                               (000's)


                                                9/24/2005  12/25/2004
                                                ---------- -----------

Current assets                                  $  34,532   $  30,153
Property, plant, and equipment, net                63,052      65,035
Other assets                                       23,287      23,314
                                                ----------  ----------

    Total assets                                $ 120,871   $ 118,502
                                                ==========  ==========



Reserve for restructures, current portion       $     474   $     436
Current liabilities                                19,575      22,948
Long term debt                                     24,352      13,159
Reserve for restructure, less current portion         104         601
Accrued pension and other liabilities              18,454      23,774
Postretirement benefits other than pensions        16,574      16,747
Shareholders' equity                               41,338      40,837
                                                ----------  ----------

    Total liabilities and shareholders' equity  $ 120,871   $ 118,502
                                                ==========  ==========

    CONTACT: Tasty Baking Company
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
                 or
             David S. Marberger, 215-221-8500